Exhibit 10.1
Newell Rubbermaid Inc.

Long Term Incentive Performance Pay Terms and Conditions
1.Grants. Under the terms and provisions of the Newell Rubbermaid Inc. 2013 Incentive Plan, or any successor plan (the “Stock Plan”), the Organizational Development & Compensation Committee (the “Committee”) of the Board of Directors of Newell Rubbermaid Inc. (the “Company”), at any time and from time to time, may grant awards based on shares of the Company’s Common Stock, including Restricted Stock Units, to eligible employees in such amounts as the Committee shall determine. This document, referred to herein as the LTIP, establishes a methodology for determining awards of Restricted Stock Units under the Stock Plan in 2014 and subsequent years to eligible employees with positions in Salary Bands 6-14 (“Key Employees”). The Committee will grant Restricted Stock Units to Key Employees pursuant to the guidelines set forth below.
2.    Guidelines. The number of shares subject to Restricted Stock Units granted to a Key Employee in 2014 and in subsequent calendar years as an LTIP award will be determined as follows:

(a)	On or prior to March 31 of each applicable calendar year, the Committee will determine:

(i)
For each Key Employee a target value expressed as a percentage of the Key Employee’s base salary rate as in effect on January 1 of that year, which percentage will be based on the Key Employee’s Salary Band as of January 1 of that year (the “Target Value”). For Key Employees hired after December 31 of the prior year that are determined by the Committee to be eligible to receive an LTIP award, the Target Value will be based on their base salary rate at time of hire. Subject to the approval of the Committee, the CEO may recommend changes to the Target Value for Key Employees based on individual performance. With respect to an award to the CEO, the Board of Directors may recommend changes to the Target Value based on individual performance.

(ii)
A comparator group of companies for purposes of determining the Company’s relative Total Shareholder Return (“TSR”) for the three-year performance period beginning as of January 1 of the year in which this determination is made (the “TSR Comparator Group”).

(b)	Of the Target Value determined for each Key Employee for each year:

(i)
Time-Based Restricted Stock Units. The Committee will authorize a Restricted Stock Unit grant to each Key Employee for a number of shares of Common Stock determined by dividing the following percentage of the applicable Target Value for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant:

Salary Band 14            30%
Salary Bands 7 through 13    40%
Salary Band 6            50%

(ii)
Performance-Based Restricted Stock Units. The Committee will authorize a Restricted Stock Unit grant to each Key Employee for a number of shares determined by dividing the following percentage of the applicable Target Value for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant:

Salary Band 14            70%
Salary Bands 7 through 13    60%
Salary Band 6            50%

This Performance-Based Restricted Stock Unit grant will be subject to the TSR Comparator Group analysis as described in Section 2(c).

(c)
Following the completion of the applicable three-year performance period, the Committee will determine the extent to which the TSR Comparator Group Target has been achieved. The TSR will be calculated based on the following formula:

(Change in Stock Price) + (Dividends)
(Beginning Stock Price)

For this purpose, the beginning stock price will be the average closing stock price in the first month of the applicable performance period (i.e., January, 2014); and the ending stock price will be the average closing price in the last month of the applicable performance period (i.e., December, 2016)..
The Committee will determine the Company’s ranking in the comparator group based on the TSR of the Company and of each other member of the TSR Comparator Group, and will multiply the number of Restricted Stock Units subject to the TSR Comparator Group by an interpolated percentage as set forth below:
Rankings

1st in TSR comparator group will result in 200% and last in the TSR comparator group will result in 0%. For purposes of calculating the appropriate interpolated percentage, any companies that are in the comparator group at the beginning of the performance period that no longer exist at the end of the performance period (e.g., through merger, buyout, spin-off or similar transaction) shall be disregarded when calculating the appropriate interpolated percentage. However, in the event the Company’s TSR rank is in the bottom quartile of the companies remaining in the comparator group, no payment shall be made on the RSUs regardless of the interpolated percentage. For example, if the initial TSR comparator group has 23 companies at the beginning of the performance period and four of the companies have been merged out of existence by the end of the performance period, the interpolated percentage will be based on where the Company ranks among the remaining 19 companies as follows:

TSR Rank    Interpolated %/Payout %
1st            200%/200%
2nd            188.9%/188.9%
3rd            177.8%/177.8%
4th            166.7%/166.7%
5th            155.6%/155.6%
6th            144.4%/144.4%
7th            133.3%/133.3%
8th            122.2%/122.2%
9th            111.1%/111.1%
10th            100.0%/100%
11th            88.9%/88.9%
12th            77.8%/77.8%
13th            66.7%/66.7%
14th            55.6%/55.6%
15th            44.5%/44.5%*
16th            33.4%/0%
17th            22.3%/0%
18th            11.2%/0%
19th            0%/0%

*In the event that the cutoff for the bottom quartile occurs between ranks (e.g., between 15th and 16th in the example above) the zero payout percentage will not apply to the higher rank.

The resulting number is the adjusted number of Restricted Stock Units and thus the number of shares of Common Stock actually issuable pursuant to the Key Employee’s Performance-Based Restricted Stock Unit grant.

No Restricted Stock Units described in Section 2(b)(iii) will be awarded pursuant to this LTIP except on the basis of the attainment of the performance criteria set forth above and in the amount specified herein; provided that the Committee retains the discretion to reduce any amount of Restricted Stock Units awarded hereunder, to reduce the number of shares awarded pursuant to Restricted Stock Units or to terminate a Key Employee’s participation in this LTIP. Except as set forth in the Restricted Stock Unit Agreement, an individual who is not employed by the Company or any of its affiliates on the date the Committee determines performance goal achievement will not be eligible to receive the Common Stock issuable pursuant to Restricted Stock Units.
3.    Vesting. Except as otherwise specified by the Committee or as set forth in the Restricted Stock Unit Agreement of a Key Employee each Restricted Stock Unit grant will be subject to a three-year cliff vesting schedule ending on the third anniversary of the date of grant.
4.    Dividends and Other Distributions. Key Employees residing in the United States who hold Restricted Stock Units granted hereunder will be credited with an amount equal to the regular cash dividends that would be paid with respect to the underlying shares had they been issued (assuming that each Restricted Stock Unit represents one share of Common Stock) while such Restricted Stock Units are so held; provided that (a) the dividend equivalents attributable to Time-Based Restricted Stock Units shall be paid in cash to the Key Employees at the time the regular dividends are paid; and (b) in the case of Performance-Based Restricted Stock Units, the dividend equivalents (i) shall be accumulated and held until the end of the applicable vesting period, and (ii) except as otherwise set forth in the Restricted Stock Unit Agreement, shall be subject to adjustment as described in Section 2(c). The Committee shall have the discretion to determine the time at which dividend equivalents described in this Section 4(b) are credited and the form in which they will be credited and paid. The Committee may apply any other restrictions to any dividend equivalents that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock Units is intended to qualify as performance-based compensation, the Committee may apply any restrictions it deems appropriate to the payment of dividend equivalents declared with respect to such Restricted Stock Units, such that the dividend equivalents and/or the Restricted Stock Units maintain eligibility for the performance-based exception under Code Section 162(m). , and
5.    Restricted Stock Unit Agreements. Each Restricted Stock Unit grant awarded pursuant to this LTIP will be evidenced by a Restricted Stock Unit Agreement in accordance with Section 4.3 of the Stock Plan, which will specify the number of shares subject to the award, the vesting schedule, the payment provisions, including dividend payment provisions, if any, and such other provisions as the Committee determines including, without limitation, provisions regarding continued employment with the Company, restrictions based upon the achievement of specific Company-wide performance goals, time-based restrictions on vesting following the attainment of performance goals, and/or restrictions under applicable federal or state securities laws.
6.    Amendment or Termination of LTIP. Although it is intended that this LTIP be used to determine awards of Restricted Stock Units under the Stock Plan for 2014 and future years, the Committee reserves the right to amend or terminate the LTIP at any time, retroactively or otherwise. For avoidance of doubt, once established by the Committee, no performance goals applicable to a Performance-Based RSU may be amended or revised with respect to any award made to a Covered Employee, as such term is defined within Section 162(m) of the Internal Revenue Code.
7.    Non US Employees. Key Employees who reside outside the United States will receive cash –based Time-Based Stock Units and Performance-Based Stock Units under the Newell Rubbermaid Inc. International Incentive Plan and will not be paid any dividends or dividend equivalents with respect to any such awards.
8.    Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Stock Plan.

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